Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

Michael C. Pearce

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

April 7, 2008

GOLF TRUST OF AMERICA, INC. ANNOUNCES RECEIPT OF ESCROWED FUNDS

CHARLESTON, SC, April 7, 2008 — As previously disclosed, Golf Trust of America, Inc. (AMEX:GTA - News)(the “Company”) sold the Innisbrook Resort and Golf Club to entities affiliated with Salamander Hospitality on July 16, 2007. Pursuant to terms of the Asset Purchase Agreement, $2,000,000 of the purchase price was placed in escrow until March 31, 2008, subject to future allowable claims of liability.  The Company announced today that no claims of liability were submitted by the Buyer. Escrowed funds of $2,000,000, plus accrued interest of $31,118, were released and subsequently received by the Company on April 3, 2008.

Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.   Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.